Exhibit 99.1

Meditrust Announces Comprehensive
Restructuring Plan

NEEDHAM HEIGHTS, Mass., Nov. 12 /PRNewswire/ -- The Meditrust Companies ("Meditrust" or "the Companies") (NYSE: MT - news) announced today that the boards of directors of Meditrust Corporation and Meditrust Operating Company have unanimously approved a comprehensive restructuring plan for its $7 billion real estate portfolio. The plan is designed to strengthen Meditrust's financial position and clarify its investment and operating strategy by focusing on the healthcare and lodging business segments.

    Meditrust will implement a comprehensive plan that includes:

    -- Pursuing the separation of its primary businesses, healthcare and lodging, by creating two separately traded publicly listed real estate investment trusts ("REITs"). Meditrust intends to spin off its healthcare financing business into a stand-alone REIT during the latter part of 1999;
    -- Continuing to operate its healthcare and lodging businesses using the existing paired-share REIT structure until the healthcare spin-off takes place;
    -- Selling more than $1 billion of non-strategic assets, including its portfolio of golf-related real estate and operating properties ("Cobblestone Golf Group"), the Santa Anita Racetrack and approximately $550 million of non-strategic healthcare properties;
    -- Using the proceeds from these asset sales to achieve significant near-term debt reduction;
    -- Settling fully its forward equity investment transaction ("FEIT") with
       Merrill Lynch;
    -- Reducing capital investments to reflect current industry operating conditions;
    -- Resetting its annual dividend to $1.84 per paired common share, an amount that is sustainable and comparable to its peer groups; and -- Recording non-recurring charges of $248 million in the third quarter of
       1998 and up to $200 million primarily in the fourth quarter.

Thomas M. Taylor, interim chairman of the boards of directors of The Meditrust Companies, said, "This restructuring makes strategic sense. We believe it will focus Meditrust on its core competencies, provide financial and operating flexibility, and enhance shareholder value."

"Our message is clear: We will remain a REIT. Meditrust has redefined itself and is dedicated to focusing on its strengths in healthcare financing and lodging. These are the businesses we know best, and these are the businesses from which we can create significant long-term value for our shareholders," concluded Mr. Taylor.


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Mr. Taylor is president of Thomas M. Taylor & Company, an investment-consulting firm associated with certain members of the Bass family of Fort Worth, Texas, which owns in the aggregate in excess of 9% of Meditrust. Mr. Taylor noted that, consistent with Meditrust's continuing qualification as a paired-share REIT, the Companies will call a special shareholder meeting at which a proposal will be put forth to allow the Bass/Taylor interests the flexibility to increase their ownership up to a total of 13%.

Pursuing the Separation of Healthcare and Lodging

Meditrust will pursue the separation of its primary businesses, healthcare and lodging, by creating two separately traded publicly listed REITs. Depending upon capital market conditions, Meditrust intends to spin off to its shareholders its healthcare financing business into a stand-alone REIT during the latter part of 1999. The spin-off of the healthcare division would create one of the nation's largest publicly traded REITs focused entirely on healthcare investments. In addition, upon separation, Meditrust's lodging business would be able to retain the paired-share REIT structure and continue to own and operate its portfolio of more than $2.5 billion of lodging real estate investments, consisting of La Quinta Inns and La Quinta Inn & Suites hotels.

After extensive analysis of various structural alternatives with its financial advisors, J.P. Morgan & Co. and Goldman, Sachs & Co., and its legal advisor, Goodwin Procter & Hoar LLP, Meditrust has decided to retain the paired-share REIT structure. Meditrust believes that maintaining the paired-share structure is optimal for the Companies' focused asset base: It is tax efficient, allows Meditrust the financial flexibility to continue making accretive investments in healthcare and lodging, and enables the Companies to avoid undue business disruption. Under the paired-share structure, Meditrust will be able to take advantage of both internal and external growth opportunities. Growth within the healthcare division is unaffected by the paired-share structure. The lodging division has the long-term capacity, if warranted by market conditions, to add hundreds of millions of dollars of assets while continuing to comply with the REIT rules.

Asset Sales

As part of its comprehensive plan, Meditrust expects to raise more than $1 billion in after-tax proceeds through the sale of non-strategic assets. These asset sales include: Cobblestone Golf Group; the Companies' interest in the Santa Anita Fashion Park Mall; the Santa Anita Racetrack; and approximately $550 million of non-strategic healthcare properties. Meditrust already has letters of intent to sell approximately $400 million of healthcare properties at approximately original investment value. Meditrust is close to signing a definitive agreement to sell the Santa Anita Racetrack. The sale of Santa Anita Racetrack is expected to close at the end of 1998, and will not affect Meditrust's ability to retain the paired-share REIT structure. Meditrust has also retained Goldman, Sachs & Co. to assist in the sale of Cobblestone Golf Group.

David F. Benson, president of Meditrust Corporation, said, "These asset sales will enable us


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to improve our financial position, strengthen our balance sheet, clarify our strategy and focus the scope of our operations on areas which provide the greatest opportunities for long-term growth. In addition, the funds available on our line of credit will enable us to maintain financial flexibility, liquidity and the continued capacity to operate our core businesses."

Debt Reduction

Meditrust anticipates achieving significant near-term debt reduction by using the proceeds from the asset sales to pay down approximately $525 million in debt. This will result in approximately $2.7 billion in total debt, with the objective of achieving a debt to total book capital ratio of approximately 45% upon completion of the asset sales and settlement of its FEIT.

Meditrust has reached an agreement with its bank group and is in the process of amending its $2.25 billion credit facility. The amendment of the credit facility provides for: Meditrust's cash repayment of a portion of its FEIT; the amendment of certain financial covenants to accommodate the asset sales, to exclude the impact of non-recurring charges and to provide for future operating flexibility; and the pledge of stock of the Companies' subsidiaries. This pledge of subsidiary stock will also extend on a pro rata basis to entitled bondholders. Meditrust has also agreed to increase the pricing of the credit facility by approximately 125 basis points.

Settlement of Forward Equity Investment Transaction

Meditrust has entered into an agreement to fully settle its existing $277 million FEIT with Merrill Lynch International and certain of its affiliates. Under the agreement, Meditrust has agreed to grant a mortgage of the Santa Anita Racetrack to Merrill Lynch and anticipates repaying Merrill Lynch approximately 50% of the FEIT obligation in cash generated in part from the sale of certain assets. It is anticipated that the remaining FEIT obligation will be discharged from the proceeds of the sale of equity securities of The Meditrust Companies with terms to be finalized shortly, which, if offered publicly will be offered pursuant to a prospectus. Merrill Lynch has agreed, subject to the terms of the settlement agreement, not to sell any shares of the existing FEIT until at least February 28, 1999 while Meditrust completes the sale of equity securities and certain assets.

Mr. Benson said, "We believe this arrangement regarding our only forward equity obligation should remove market uncertainty for Meditrust's paired common stock, with the ultimate objective of minimizing possible dilution to funds from operations (FFO) associated with this obligation."

Capital Investment Strategy

Meditrust has reduced its capital investment program over the near term, reflecting current industry and market conditions. Meditrust believes the asset sales and its new strategic focus will enable the Companies to grow under a reduced level of capital investments through 1999 and have the financial flexibility to respond quickly to new opportunities.


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Healthcare: The projected level of new healthcare investments will be approximately $200 million for 1999, which Meditrust believes is prudent in the current capital-constrained market. Meditrust will remain one of the leading providers of financing to the healthcare industry and will continue to seek opportunities to invest or acquire in those areas of the healthcare industry experiencing expansion and profitability. Meditrust will maintain its focus on investments in the senior living and long-term care sectors, and will continue to invest in medical office buildings.

Mr. Benson said, "We're going back to basics. Drawing upon 13 years of expertise in the healthcare financing business, Meditrust will focus its attention on continuing to grow the healthcare portfolio. We believe we can achieve faster and more profitable growth with a smaller, more focused platform."

Lodging: La Quinta will continue to benefit from prior investments of approximately $270 million to its Inns made during the past three years, the opening of 52 Inn & Suites hotels during the last two years, and the opening of the 18 Inn & Suites hotels currently under construction. Upon completion of the hotels currently under construction, Meditrust will own and operate 233 La Quinta Inns and 70 La Quinta Inn & Suites hotels, with a total of approximately 39,000 rooms.

Separately, La Quinta has determined that, due to current industry and capital market conditions, it will terminate all existing Inn & Suites development projects not currently under construction. La Quinta does not anticipate developing any new hotels or entering any new segments of the lodging industry in 1999. Going forward, La Quinta will evaluate development and acquisition investment opportunities as they arise.

Ezzat Coutry, president and chief executive officer of La Quinta Inns, said, "This restructuring will allow La Quinta to focus on operating efficiencies at our existing hotels by building upon our strong customer loyalties and improving the recognition of our value-oriented brand. The La Quinta portfolio will continue to provide Meditrust with significant internal growth opportunities, and we strongly believe in the merits of this focused strategy."

Dividend Policy

Meditrust expects its annual dividend in 1999 to be approximately $1.84 per paired common share. Meditrust noted that the new dividend is sustainable, is comparable to its peer groups' payout ratios and will provide approximately $100 million in additional cash from operations. This additional cash from operations will be used to fulfill existing capital investment commitments and pay down debt. As previously announced, Meditrust Corporation will pay a dividend of $0.62125 per paired common share to shareholders of record on October 30, 1998. This dividend will be paid on November 13, 1998.

Management


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Thomas Taylor will continue to serve as interim chairman of the boards of directors of Meditrust and David Benson will continue to serve as interim chief executive officer of Meditrust Corporation throughout the implementation of the restructuring.

Mr. Taylor said, "Upon the planned separation into two publicly traded REITs, I expect that David Benson will serve as CEO and president of Meditrust's healthcare financing business and Ezzat Coutry will remain as CEO and president of La Quinta Inns."

Restructuring Charges and Earnings Outlook

In connection with the comprehensive restructuring plan, Meditrust will incur non-recurring charges of $248 million in the third quarter of 1998 and up to $200 million primarily in the fourth quarter. Approximately $55 million of the total restructuring charge is expected to represent actual cash costs.

Meditrust also announced today that FFO per share for the first nine months of 1998 is $1.89 per share (Basic) and $1.81 per share (Diluted), compared to the $1.95 per share reported for the same period in 1997. Diluted FFO per share for full-year 1998 is expected to be below the $2.50 per share reported for full-year 1997 by approximately 10% to 15%. The reduced FFO levels can be attributed to, among other things: Slower RevPAR growth in the lodging sector; the reduced level of new investments in Cobblestone Golf Group; changes in accounting treatment of Cobblestone initiation fees and increased debt costs. Meditrust noted that the difference between basic and diluted FFO per share is a result of the additional shares outstanding from the FEIT.

Meditrust anticipates that its 1999 FFO per share (Diluted) would be approximately 10% greater than its 1998 FFO per share, despite a reduction in EBITDA from the sale of Cobblestone and the Santa Anita Racetrack, the reduced levels of healthcare investments, and the curtailment of construction and development in its lodging business.

The Meditrust Companies, with headquarters in Needham Heights, Massachusetts, consists of Meditrust Corporation, a REIT, and Meditrust Operating Company. Today's news release, along with other news about The Meditrust Companies, is available on the Internet at http://www.reit.com.

Certain matters discussed within this press release may constitute "forward-looking statements" within the meaning of the federal securities laws. Although The Meditrust Companies believes the statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation, general economic and real estate conditions, the documentation of the amendments to the credit facility consistent with the agreement described above; the conditions of the capital markets at the time of the proposed spin-off of the health-care division, the identification of satisfactory prospective buyers for the non-strategic assets and the availability of financing for such prospective buyers, the


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availability of equity and debt financing for the Companies' capital investment program, interest rates, competition for hotel services and health care facilities in a given market and other risks detailed from time to time in the filings of Meditrust Corporation and Meditrust Operating Company with the Securities and Exchange Commission, including the Joint Annual Report on Form 10-K/A for the year ended December 31, 1997 and other periodic filings under the Securities Exchange Act of 1934, as amended.

SOURCE: The Meditrust Companies